Exhibit 99.1

For Immediate Release	Contact:	Jeff Mattich Chief Financial Officer (214) 623-8446 Matt Kreps Account Manager Halliburton Investor Relations (972) 458-8000

Home Solutions of America Subsidiaries Add Substantial New Contracts
Books $12 Million in New Contracts and Expands New Opportunities to Nearly $600 Million

January 29, 2007 (Dallas, TX) – Home Solutions of America, Inc. (NASDAQ: HSOA; the “Company” or “Home Solutions”), a provider of recovery, restoration and rebuilding/remodeling services, announced today new and increased contracts awarded to its subsidiary, Home Solutions Restoration of LA, Inc. (“HSRLA”).

In less than three months since its acquisition of Associated Contractors, HSRLA has been awarded new contracts totaling approximately $12 million, adding to its existing backlog. Of the new and additional work under existing contracts awarded, the majority represents non-storm related projects, consistent with the Company’s objective of becoming more involved in general contracting and infrastructure rebuilding. As one of seven contractors involved in the multi-year, $270 million rebuilding program for NASA’s Stennis Space Center (“Stennis”), HSRLA added $2.2 million of mold remediation and roof repair to its existing contracts at Stennis obtained through the Associated Contractors acquisition. $5.4 million of the new contracts is related to infrastructure projects in the New Orleans area, specifically the Armstrong International Airport, and $3 million relates to additional work on existing contracts for public schools in the area. The additional awards and contract change orders are part of the Company’s ongoing business operations.

“We are pleased to see opportunities for revenue growth quickly materialize since our recent acquisition of Associated Contractors in October 2006. These incremental contract awards are a good example of the work flow being generated through Associated Contractors,” said Frank Fradella, Home Solutions of America’s Chief Executive Officer. “We are seeing this type of increased contract activity beginning to unfold as delays in funding, especially in the recent 4th quarter, are being resolved. As we enter 2007, we anticipate an acceleration of work flow, and we intend to capitalize on Associated Contractor’s strong local relationship and strategic position within the Gulf Coast region. We will also begin to provide more visibility as it relates to revenue opportunities in the market so our investors may better measure their expectations.”

“Additionally, our core recovery and restoration business through HSRLA has signed approximately $1.3 million of new work orders, which includes a large number of smaller contracts and incremental additions to existing construction projects work programs,” continued Mr. Fradella. “We continue to strengthen our market position as a leading provider of reconstruction and rebuilding/remodeling services by expanding our capabilities to service long-term opportunities and by aligning with the highest quality contractors and experts in the marketplace.”

Scott Sewell, Chairman of HSRLA and the leader of the Associated Contractors division, said, “We continue to bid on a growing number of opportunities, large and small, as the rebuilding efforts in Louisiana and the Gulf Coast region accelerate. Home Solutions’ strong financial footing and access to a greater pool of skilled labor firmly positions us as a top bidder in new public bid opportunities, currently estimated at more than $600 million. Additionally, in our combined form we have greatly enhanced our capabilities to participate in larger projects, such as the Stennis work, and to execute our backlog of ongoing nonstorm remediation and long-term recovery activity.”

About Home Solutions of America, Inc.

Home Solutions of America, Inc. is a provider of recovery, restoration and rebuilding/remodeling services to commercial and residential areas that are (i) prone to flooding, hurricanes, tornados, fires or other naturally occurring and repetitive weather related emergencies; and/or (ii) experiencing robust housing development. The Company has operations in California, Texas, Florida, Alabama, Georgia, Louisiana, Mississippi and South Carolina. For additional information, please visit the Company’s Web site at http://www.homcorp.com.

Cautionary Notice

Statements included in this update that are not historical in nature are intended to be, and are hereby identified as, “forward-looking statements” for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended by Public Law 104-67. Forward-looking statements may be identified by words including “anticipate,” “believe,” “intends,” “estimates,” “expect,” and similar expressions. The Company cautions readers that forward-looking statements including, without limitation, those relating to the Company’s future business prospects, contracts to be performed, and new opportunities associated with the anticipated rebuilding of the New Orleans area , are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, due to factors such as those relating to economic, governmental, technological, and other risks and factors identified from time to time in the Company’s reports filed with the SEC.

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